Exhibit 4

EXECUTION VERSION

HYZON STOCK INTERNAL SALE AGREEMENT

THIS SALE AGREEMENT (the “Agreement”) is made on ______________.

BETWEEN:

HYMAS PTE. LTD., a company incorporated in Singapore (Company Registration No. 201815667M) whose registered office is at 48 Toh Guan Road East, #05-124, Enterprise Hub, Singapore 608586 (the “Seller”); and

HORIZON FUEL CELL TECHNOLOGIES PTE. LTD., a company incorporated in Singapore (Company Registration No. 200310637H) whose registered office is at 48 Toh Guan Road East, #05-124, Enterprise Hub, Singapore 608586 (the “Purchaser”).

BACKGROUND:

(A)	The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller 94,412,333 Class A common stock (the “Shares”) of Hyzon Motors Inc. (the “Company”) on the terms set out in this Agreement.

(B)	The Seller and the Purchaser are entering this Agreement as part of the restructuring of the share capital of the Purchaser that has been approved by the board and shareholders of the Purchaser, Jiangsu Horizon New Energy Technologies Co., Ltd. and the Seller.

IT IS AGREED as follows:

1.	Sale and Purchase

1.1	The Seller shall sell and the Purchaser shall purchase the Shares, free and clear of all Liens. “Lien” means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

1.2	The consideration for the sale of the Shares shall be $0.001 per share for an aggregate consideration of $94,412.33 (the “Consideration Amount”), with such amount payable in cash to the Seller on Closing (as defined in Section 3.1).

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties of the Seller: The Seller hereby makes the following representations and warranties as of the date hereof and as of the date of the Closing to the Purchaser:

2.1.1	The Seller has the requisite corporate power and authority and legal capacity to enter into, and to carry out its obligations under, this Agreement. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller.

2.1.2	This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting rights of creditors and general principles of equity.

2.1.3	The Seller has good and valid title to the Shares to be sold hereunder, free and clear of all Liens (other than transfer restrictions under applicable securities laws).

2.1.4	Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2.2, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Shares by the Seller to the Purchaser hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to the Seller’s knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.2	Representations and warranties of the Purchaser: The Purchaser hereby represents and warrants as of the date hereof and as of the date of the Closing to the Seller as follows:

2.2.1	The Purchaser has the requisite corporate power and authority and legal capacity to enter into, and to carry out its obligations under, this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

2.2.2	This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting rights of creditors and general principles of equity.

2.2.3	The Purchaser understands and agrees that the Shares to be delivered pursuant to the terms of this Agreement, are offered in transactions not involving any public offering within the meaning of the Securities Act, will not be registered under the Securities Act and will be sold in a transaction exempt from or not subject to registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC under the Securities Act, the so-called “Section 4(a)(1½)” exemption under the Securities Act and/or Regulation S promulgated under the Securities Act, as applicable) and therefore may not, and will not, be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom; (b) the Purchaser is either (i) an “accredited investor” or (ii) not a “U.S. Person” or “a person in the United States”, as such terms are defined in Regulation D and Regulation S, respectively; (c) if the Purchaser is an “accredited investor”, such Purchaser is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (d) the Shares to be delivered pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not, and will not, be offered, sold, pledged, assigned or otherwise transferred unless pursuant to (i) a registration statement with respect thereto that is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration under the Securities Act or applicable state securities laws, including under Rule 144 or Regulation S, if applicable; and (e) any certificates representing the Shares will bear an appropriate legend and restriction on the books of ListCo's transfer agent to that effect. The Purchaser acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time.

2.2.4	The Shares are being acquired for the Purchaser’s own account, for investment, and not with the view to, or for, division or resale in connection with any distribution or public offering thereof within the meaning of the Securities Act of 1933, or the securities or blue-sky laws of any state.

2.2.5	The Purchaser acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising or, to its knowledge, general solicitation and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Seller or any of its subsidiaries), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Seller contained in Section 2.1 of this Agreement in entering into this Agreement and participating in the transactions contemplated thereby.

3.	CLOSING

3.1	Subject to Section 4, closing of the sale and purchase of the Shares (the “Closing”) shall occur on a date agreed by the Seller and the Purchaser.

3.1.1	At Closing the Seller shall procure the delivery to the Purchaser of the Shares.

3.1.2	At Closing the Purchaser shall pay the Consideration Amount to the Sellers (or as it may direct).

4.	Conditions to closing

4.1	The agreement to sell and purchase the Shares set forth in Section 1 is conditional upon the satisfaction or waiver (as the case may be) of the following conditions, or their satisfaction subject only to Closing:

(a)	the passing of the Seller's board resolutions and shareholders' resolutions, each approving the sale of the Shares in accordance with the terms of this Agreement; and

(b)	the passing of the Purchaser's board resolutions and shareholders' resolutions, each approving the sale of the Shares in accordance with the terms of this Agreement.

5.	Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purpose.

6.	entire agreement

The parties agree that no representations or warranties, express or implied, are given in connection with the transactions contemplated by this Agreement. This Agreement sets forth the entire agreement between the parties in respect of the subject matter hereof, to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any prior agreement and understandings (whether oral or written) relating to such subject matter. Any terms or conditions implied by law in any jurisdiction relating to such subject matter are excluded to the fullest extent permitted by law, or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived.

7.	Governing Law AND DISPUTE RESOLUTION

7.1	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles.

7.2	THE SELLER AND THE PURCHASER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.3	The parties hereby submit to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan, The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

7.4	If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

9.	NOTICES

All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set forth on the Seller and Purchaser signature pages attached hereto (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. Copies delivered solely to outside counsel shall not constitute notice. All amounts due with respect to the delivery of any notices or communications requested by the Seller in physical, hard-copy form, shall be payable by the Seller to the Purchaser within 30 days of receipt by the Seller of an invoice setting forth such expenses. “Business Day” means a day (other than Saturday or Sunday) on which banks are generally open in New York for normal business.

10.	AMENDMENTS AND WAIVERS

No provision of this Agreement may be amended, terminated or waived except by a written instrument referring specifically to this Agreement and signed by all parties hereto or their authorized representatives (or in the case of a waiver by the party hereto or its authorized representative with the right to provide the waiver). No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

11.	CONSTRUCTION

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

11.	FURTHER ASSURANCES

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HYMAS PTE. LTD.:

By:
Name:
Title:

Address for Notice:
48 Toh Guan Road East
#05-124, Enterprise Hub
Singapore 608586
Attn:
Phone:
Fax:
Email:

HORIZON FUEL CELL TECHNOLOGIES PTE. LTD.:

By:
Name:
Title:

Address for Notice:
48 Toh Guan Road East
#05-124, Enterprise Hub
Singapore 608586
Attn:
Phone:
Fax:
Email:

[Signature Page]